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Introducing Dhaval Bhandari

Energy Factor Hero Image

I grew up more attuned to the world’s energy than the average child.

My father worked for India’s national oil company, which means I’ve spent a lifetime immersed in the oil and gas sector. At teatime, in addition to talking about school, our family also discussed how geopolitical forces affect global oil markets. Our neighbors were our father’s coworkers. And our refrigerator boasted the company logo: “Oil flows, nation grows.”

To me, energy was everything … and it still is.

Following in my father’s footsteps led me to becoming a chemical engineer and, eventually, securing a spot with ExxonMobil, where I have a role in helping shape the energy landscape for generations to come.

But before all that, I spent my childhood in India’s most populous cities, including Chennai, Delhi and Mumbai, where, despite the cosmopolitan setting, the threat of an energy shortage loomed often. At the time, power shortages were frequent, teaching us not to take for granted that the air-conditioning would turn on or the refrigerator would stay cold. My experiences crystalized the importance of energy security.

Caption: Sitting atop the family car in Chennai at age 7, awaiting one of our weekend family drives.

Access to safe, reliable energy is critical to societal and economic development. That was something my father understood, and a lesson he passed on to me. As a 35-year-old researcher at ExxonMobil, I’m working on projects that couldn’t have existed during his career, but I still prioritize that same goal of improving energy security.

Caption: My family and I visiting Vidhana Soudha, the state legislature building in Bangalore.

A future in transition

Of course, today’s energy challenges are far from what my father could have imagined. We are in the midst of a major transition, exchanging carbon-intensive fuels like coal for a lower-carbon mix of renewables and natural gas. As a young scientist, I take this transition very seriously. It’s what keeps me up at night, and is why I got my PhD in chemical engineering from Georgia Tech.

Caption: My parents and I at my PhD graduation ceremony at Georgia Tech in 2010. This is particularly poignant because my father is also a chemical engineer, and he encouraged me to pursue graduate studies.

Here’s what we face.

Billions of consumers are joining the global middle class. I often hear from family back home in India celebrating the purchase of a new car or a bigger home. Of course, to fuel their cars, power their homes and jump-start economic enterprise, they will need energy. There is an urgency to global energy demand, and it’s our job to meet it.

However, as I envision the energy future, I also see an opportunity to satisfy those needs with lower-carbon energy. For comparison, I look to cell phones as a source of inspiration. Most cell phone owners in India and many other countries never owned a landline; they jumped right into mobile use. I’m hopeful the same thing could happen for developing nations that are building new energy infrastructures, prioritizing the use of lower-emission energy sources like natural gas and renewables.

With these advancements in lower-carbon supplies, we can meet the dual challenge of providing people around the world with reliable energy and fewer emissions.

All it takes is scientific ingenuity and a lot of research.

Doing more with less

That’s where I come in. My role in ExxonMobil Research and Engineering (EMRE) is to help progress groundbreaking technologies and initiatives aimed at meeting that dual challenge.

One particularly important piece of the puzzle, my area of expertise, is advanced separation. Right now, refineries separate the different components of crude oil, like lubricants and gasoline, through a process called distillation – essentially boiling hydrocarbons. That process involves massive amounts of heat, making it energy intensive.

But what if refineries could separate products without heat?

I worked with a team of experts from ExxonMobil, my alma mater Georgia Tech and the Imperial College London to answer that question. Our team developed a new non-phase change approach using filtration. Specifically, we developed membranes that, under the right amount of pressure, could filter at the molecular level at room temperature. When scaled to industrial levels, the technology could significantly reduce ExxonMobil’s energy consumption and emissions – and, in the process, shrink the carbon footprint of everyday products like gasoline and components used to make plastics.

And that’s just the start.

Introducing energy 2.0

Looking ahead 20 years, I truly believe the membrane technology we’re using today to process oil and gas could also be a key enabler to carbon capture and storage, a process called CCS. I became passionate about this research topic early in my career, even before coming to ExxonMobil. At age 26, I worked at General Electric Global Research and became one of the youngest principal investigators for a team of researchers for a U.S. Department of Energy (DOE) grant. My work explored the use of ultra-thin filters to significantly reduce CO2 emissions from coal-fired power plants and yielded promising results in the lab that inspire my thinking today.

The challenge is that, to really make an impact, these technologies need to scale up to real-world use. Refineries won’t accept a technology just because it’s new and sophisticated; it needs to be safe, reliable and thoroughly tested. For scientists, this is when the fun begins. But this is a decade-long process of scaling from a concept in a lab to a robust commercial tool.

For most people my age, it’s tough to think in multiple years, rather than weeks or months. But I often look back just a generation ago to the late 1970s, when scientists began scaling up a new, ambitious method of desalination. Rather than boil sea water to rid it of salt, they created a cutting-edge membrane filter. Many critics derided the new technology, saying it would never work. And yet today, companies are building energy-efficient desalination plants able to filter a record 900,000 cubic meters of water (that’s 240 million gallons) daily using the reverse osmosis membrane technology. Though it took time to scale the idea, we’re seeing an impact that was once unimaginable.

Scientists across the energy sector are hard at work on new ideas just like that one – ideas that could change the world. Now, it’s my turn to progress the scientific breakthroughs that came before me and run with them, expanding their revolutionary ideas into global realities.

Growing up, I watched my father devote his career to power India’s 1 billion people – a herculean task at the time. Now I’m setting my sights on the entire globe. It sounds ambitious, but I’ve devoted my career to bringing energy to the world’s near 8 billion people – and shrinking our carbon footprint in the process.

After all, a lot can happen in a generation. I should know.

Caption: Celebrating my second birthday with my father.

Caption: A happy moment early 2020 celebrating my father’s birthday in Houston. My father holds my younger son and I stand behind him – three generations.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020, ExxonMobil’s Form 8-K filed with the SEC on February 2, 2021 and ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.